EXHIBIT (d)(9)(b)

FEE REDUCTION AGREEMENT

AGREEMENT made as of this 24th day of March 2016, among Eaton Vance Mutual Funds Trust (the “Trust”), on behalf of Eaton Vance Global Income Builder Fund (formerly Eaton Vance Dividend Income Fund) (the “Fund”), and Boston Management and Research (the “Adviser”).

WHEREAS, the Trust on behalf of the Fund has entered into an Investment Advisory Agreement (the “Advisory Agreement”) with the Adviser, which provides that the Adviser shall be entitled to receive compensation at a certain rate; and

WHEREAS, the Adviser has agreed with the Trust and the Board of Trustees of the Trust to memorialize that the payment of compensation shall apply as described herein;

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein and for other good and valuable consideration, receipt of which is hereby acknowledged, the Trust and the Adviser hereby jointly and severally agree as follows:

1.

For so long as the Advisory Agreement shall remain in effect, notwithstanding any provisions of the Advisory Agreement to the contrary, the Adviser agrees that Section 2 the Advisory Agreement shall be replaced with the compensation and the description of the calculation of such compensation as set forth on Exhibit A hereto.

2.

This Agreement may only be terminated or amended upon the mutual written consent of the Trust and the Adviser; provided, however, that (i) no termination of this Agreement shall be effective unless approved by the majority vote of those Trustees of the Trust who are not interested persons of the Adviser or the Trust (the “Independent Trustees”) and by the vote of a majority of the outstanding voting securities of the Fund; and (ii) no amendment of this Agreement shall be effective unless approved by the majority vote of the Independent Trustees; and (iii) no amendment of this Agreement that increases the fee rates set forth on Exhibit A shall be effective unless approved by the vote of a majority of the outstanding voting securities of the Fund.

3.

For purposes of this Agreement the term “vote of a majority of the outstanding voting securities of the Fund” shall mean the vote, at a meeting of shareholders, of the lesser of (i) 67 per centum or more of the shares of the Fund present or represented by proxy at the meeting if the holders of more than 50 per centum of the outstanding shares of the Fund are present or represented by proxy at the meeting, or (ii) more than 50 per centum of the outstanding shares of the Fund.

4.

This instrument is executed under seal and shall be governed by Massachusetts law.

IN WITNESS WHEREOF, this Agreement has been executed as of the date set forth above by a duly authorized officer of each party.

EATON VANCE MUTUAL FUNDS TRUST

(on behalf of Eaton Vance Global Income Builder Fund)

By:

/s/ Maureen A. Gemma

Maureen A. Gemma

Secretary

BOSTON MANAGEMENT AND RESEARCH

By:

/s/ Deidre E. Walsh

Deidre E. Walsh

Vice President

Exhibit A

ADVISORY FEE SCHEDULE

Eaton Vance Global Income Builder Fund

(Effective as of March 24, 2016)

Compensation of the Adviser.  For the services, payments and facilities to be furnished hereunder by the Adviser, the Adviser shall be entitled to receive from the Fund fees as set forth below:

The Adviser shall receive a fee based on the Fund’s average daily net assets per annum that are not invested in other investment companies for which the Adviser or its affiliate (i) serves as adviser and (ii) receives an advisory fee (“Direct Assets”) as follows:

Direct Assets	Annual Fee Rate
Up to $500 million	0.650%
$500 million but less than $1 billion	0.625%
$1 billion but less than $2.5 billion	0.600%
$2.5 billion and over	0.575%

The foregoing compensation shall be paid monthly in arrears on the last business day of each month.  The Fund’s daily net assets shall be computed in accordance with the Declaration of Trust of the Trust and any applicable votes and determinations of the Trustees of the Trust.  In case of initiation or termination of the Agreement during any month with respect to the Fund, the fee for that month shall be based on the number of calendar days during which it is in effect.  The Adviser may, from time to time, waive all or a part of the above compensation.

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